Artisan Partners Asset Management Inc. Reports April 2021 Assets Under Management
Milwaukee, WI - May 11, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of April 30, 2021 totaled $168.9 billion. Separate accounts1 accounted for $86.5 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $82.4 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of April 30, 2021 - ($ Millions)
Growth Team
Global Opportunities	$25,399
Global Discovery	2,226
U.S. Mid-Cap Growth	17,429
U.S. Small-Cap Growth	6,663
Global Equity Team
Global Equity	2,917
Non-U.S. Growth	21,943
Non-U.S. Small-Mid Growth	8,840
China Post-Venture	114
U.S. Value Team
Value Equity	3,857
U.S. Mid-Cap Value	4,115
International Value Team
International Value	28,110
International Small Cap Value	20
Global Value Team
Global Value	25,237
Select Equity	24
Sustainable Emerging Markets Team
Sustainable Emerging Markets	776
Credit Team
High Income	7,132
Credit Opportunities	111
Developing World Team
Developing World	9,863
Antero Peak Group
Antero Peak	3,106
Antero Peak Hedge	1,018

Total Firm Assets Under Management ("AUM")	$168,900

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.